EXHIBIT 4.75

KONG YI

ZHANG WEI

and

BEIJING LEI TING WAN JUN NETWORK TECHNOLOGY COMPANY LIMITED

SHARE TRANSFER AGREEMENT

on

BEIJING HUAN JIAN SHU MENG

NETWORK TECHNOLOGY LIMITED

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (“Agreement”) is made on January 4th, 2006 in Beijing by and among:

(1)	Party A: KONG YI (hereinafter referred to as “Party A”), Chinese citizen, who lives at Room 502, Floor 2, Unit 5, Building 10, Hua Xing Yuan Block, Beijing, and whose ID number is 132821197301270476;

(2)	Party B: ZHANG WEI (hereinafter referred to as “Party B”), Chinese citizen, who lives at astronomical observatory, Zi Jin Shan, Xuan Wu District, Nanjing, and whose ID number is 320923197504080316; and

(3)	Party C: BEIJING LEI TING WAN JUN NETWORK TECHNOLOGY COMPANY LIMITED (hereinafter referred to as “Party C”), a limited liability company incorporated and existing under the laws of the PRC, with its registered office at the RoomC-610 No.18, Xi Nan Huan Road, Beijing Economic- Technology Development Area, Beijing, the communication address is Floor 8, West Three Building, East Economic and Trade City, East Plaza, No. 1, Dong Chang An Road, Dong Cheng District, Beijing (Postal Code 100738)

In this Agreement, each of Party A, Party B and Party C shall be hereinafter individually referred to as a “Party” and collectively the “Parties”.

WHEREAS:

(A)

Beijing Huan Jian Shu Meng Network Technology Limited (hereinafter referred to as “HJSM”) is a limited liability company jointly invested and established by Party A and Party B. HJSM was established on June 5th, 2003 with the registered capital of RMB 100 thousand yuan, with its registered office at Room A, Floor 10, Building 1, Shang Di International Science and Technology Investment Garden, No.2, Hai Dian District, Beijing. 30% of shares is owned by Party A and 70% of shares is owned by Party B;

(B)	HJSM owns Huan Jian Shu Meng website (domain name is www.hjsm.net, hereinafter referred to as “HJ Net”), HJ Net is an internet original created literature website, which is mainly about original created novels, it also has business of paid reading and selling electronic books and so on.

(C)	Party A hereby wishes to sell to Party C and Party C hereby wishes to purchase from Party A 33% of HJSM shares under the terms and conditions of this Agreement; Party C hereby wishes to sell to Party C and Party C hereby wishes to purchase from Party B 27% of HJSM shares under the terms and conditions of this Agreement. Party A and Party B sell 60% in total of HJSM shares to Party C.

NOW THEREFORE, it is hereby agreed as follows:

1.	Transfer of the Shares

1.1	Party A agrees to sell to Party C and Party C hereby agrees to purchase from Party A 33% of HJSM shares at the price of RMB 6.6 million yuan. Party B agrees to sell to Party C and Party C hereby agrees to purchase from Party B 27% of HJSM shares at the price of RMB 5.4 million yuan.

1.2	Party C shall pay for the share transfer price to Party A and Party B subject to Article 5 hereof.

2.	Representations and Warranties by Party A and Party B

2.1	Party A hereby represents and warrants that:

2.1.1	Party A is a Chinese citizen with Chinese nationality;

2.1.2	The execution and performance of this Agreement shall not violate any law, contract or other legal documents that has binding force or influence on Party A;

2.1.3	This Agreement constitutes the legitimate, valid and binding obligations on the Party A upon execution;

2.1.4	Party A has the complete, valid and full title to the shares transferred to Party C under this Agreement. Such title is free of any mortgage, other security interest and third party interest.

2.2	Party B hereby represents and warrants that:

2.2.1	Party B is a Chinese citizen with Chinese nationality;

2.2.2	The execution and performance of this Agreement shall not violate any law, contract or other legal documents that has binding force or influence on Party B;

2.2.3	This Agreement constitutes the legitimate, valid and binding obligations on the Party B upon execution;

2.2.4	Party B has the complete, valid and full title to the shares transferred to Party C under this Agreement. Such title is free of any mortgage, other security interest and third party interest.

2.3	Party A and Party B shall be responsible for any loss Party C incurred from the incompliance with facts of the representations and warranties under the aforesaid Article 2.1, Article 2.2.

3.	Representations and Warranties by Party C

3.1	Party C hereby represents and warrants that:

3.1.1	Party C is a limited liability company incorporated and existing under the laws of the PRC;

3.1.2	The execution and performance of this Agreement shall not violate any law or contract that has binding force or influence on Party C;

3.1.3	This Agreement constitutes the legitimate, valid and binding obligations on the Party C upon execution.

3.2	Party C shall be responsible for any loss Party A or Party B incurred from the incompliance with facts of the representations and warranties under the aforesaid Article 3.1.

4.	Representations and Warranties by Party A and Party B with Regard to HJSM

4.1	Party A and Party B hereby warrants that:

4.1.1

Party A and Party B has provided Party C with all the financial statements as of November 30th, 2005 and other necessary documents and materials with respect hereto (hereinafter referred to as the “Financial Statements”). Party A and Party B hereby confirms that all such Financial Statements precisely reflect the financial and other status of HJSM as of November 30th, 2005;

4.1.2	HJSM is an enterprise legal person registered and validly existing in China with good standing;

4.1.3	There is no significant negative change in HJSM’s business operation, performance, financial or asset statement, law and so on since June 5th, 2003 when HJSM was established;

4.1.4	HJSM has never set any mortgage, other security or third party interest on any asset owned by HJSM;

4.1.5	The business operation of HJSM has never and shall not infringe any legitimate interest or right of any third party, including but not limited to, patent, trademark, copyright and other similar rights;

4.1.6	Party A, Party B and HJSM have never been engaged or participated in any activity against any law or regulation from which HJSM may or shall incur the possible cancellation of business license, penalty or other legal or administrative penalty substantially affecting HJSM’s business operation;

4.1.7	Party A, Party B and HJSM have never been involved in any settled or pending litigation, arbitration, investigation or administrative proceedings against HJSM;

4.1.8	There is no unsettled credit or indebtedness between Party A, Party B and HJSM and Party C shall not inherit any indebtedness of HJSM on Party A, Party B’s part due to the share transfer hereunder;

4.1.9

HJSM has made full payment for all the due indebtedness, loan, tax, tax penalty, penalty interest and charges. The Financial Statements have specified all the indebtedness, loan or outstanding tax of HJSM as November 30th, 2005;

4.1.10	HJSM has never violated any material agreement as one party thereto or any liability due to any of its representations, warranties, compensation or other matters;

4.1.11	HJSM has never executed any contract or document that has or may have negative influence on its business, profit or asset structure other than those contracts disclosed to Party C.

4.2	Party A and Party B hereby represent and warrant the articles now published on the HJ Net:

4.2.1	As for the original created literatures published before the finishing date of the share transfer (hereinafter referred to “Finishing Date”) under this Agreement, HJ Net has made relevant explanation and regulation for the original creative of the articles when accepting the contribution of the authors, authors will take the responsibility if articles breaching the regulations and in the meantime, HJ Net will make the corresponding articles removing procedures to the breaching ones.

4.2.2	As for the original created literatures published before the Finishing Date, HJ Net has made relevant explanation and regulation for the legitimacy of the articles when accepting the contribution of the authors, authors will take the responsibility if articles breaching the regulations, until now there are no government investigations and charging received;

4.2.3	The original created literatures published before the Finishing Date have obtained the authorization from corresponding copyright holder, and the articles which have copyright objection or authorization objection have been removed.

4.3	Party A and Party B hereby warrant for the original code and web page design of the HJ Net:

4.3.1	The original code of the web page of HJ Net does not infringe the original code of other websites.

4.3.2	Web page design of HJ Net does not infringe any third party’s copyright and other rights.

4.4	Party A and Party B hereby warrant to transfer the following documents including but not limited to Party C before the Finishing Date of the share transfer:

4.4.1	Authors who have signed the contract with HJ Net and database of the articles;

4.4.2	Database of Normal users and VIP users of HJ Net;

4.4.3	Procedures, domain name of HJ Net;

4.4.4	All the contracts’ list and contracts’ original copies of the article publishing, article printing, advertising business, wireless value added business, media cooperation and so on of HJ Net before the Finishing date of the share transfer.

4.5	Party A and Party B hereby warrant the using domain name (www.hjsm.net) of HJSM:

4.5.1	This domain name does not infringe any rights of any third party;

4.5.2	As of the Finishing Date, the duly registration fee or other relevant fee have all been paid under this domain name.

4.6	Party A and Party B warrant, if HJSM has incurred any loss because it does not obtain any approval, license, registration certificate, registration needed by business operation now, they will solve and compensate for any loss Party C and/or HJSM incurred.

4.7	Party A and Party B warrant, if employees or contract workers of HJSM (herein referred to employees or contract workers before the Finishing Date of share transfer under this Agreement) have any labor disputes or contract disputes with HJSM, they will solve and compensate for any loss Party C and/or HJSM incurred.

4.8	Party A and Party B shall undertake all the economic and legal liabilities arising out of the representations and warranties under the foregoing Article 4.1 to Article 4.7 and compensate for any loss Party C incurred from any violation thereof.

5.	Payment of Share Transfer Price

5.1	Party C shall purchase 33% of HJSM shares from Party A in compliance with Article 1 hereof and pay for the share transfer price according to Article 5 hereof, provided that all the representations and warranties by Party A under Article 2 and Article 4 hereof are true and accurate on and before the date they are made till the date when the payment is made; Party C shall purchase 27% of HJSM shares from Party B in compliance with Article 1 hereof and pay for the share transfer price according to Article 5 hereof, provided that all the representations and warranties by Party B under Article 2 and Article 4 hereof are true and accurate on and before the date they are made till the date when the payment is made.

5.2	Party C shall pay to Party A for the first share transfer payment, i.e. RMB 6 million yuan within fifteen business days (any day (excluding Saturday and Sunday) on which banks are generally open in PRC for the transaction of normal banking business) after the satisfaction of the foregoing Article 5.1 and all the following conditions; Party C shall pay to Party B for the first share transfer payment, i.e. RMB 5 million yuan in cash.

5.2.1	The legal due diligence, financial due diligence of this HJSM share transferring are all finished, and all the relevant legal due diligence, financial due diligence and legal opinion have been executed;

5.2.2	The shareholders and board of HJSM have passed the resolution on approving Party A of transferring its 33% of HJSM shares to Party C and Party B waives its right of first refusal against such transfer;

5.2.3	The shareholders and board of HJSM have passed the resolution on approving Party B of transferring its 27% of HJSM shares to Party C and Party A waives its right of first refusal against such transfer;

5.2.4	Parties have executed this Agreement and the newly modified articles of association under Article 12 hereof;

5.2.5	Parties have registered with the original industrial and commercial administration for alteration of shareholders and amendment to the articles of association; and

5.2.6	In respect of the domain name of HJSM www.hjsm.net (hereinafter referred to “Domain Name”) is now owned by Wang Guang Wen and registered under his personal name, Party A and Party B warrant that Wang Guang Wen should transfer the Domain Name to HJSM without any charge, and finish the registration alteration.

5.3

In half a year after finishing registration alternation in industrial and commercial administration according to Article 5.2.5 (the date signed by industrial and commercial administration on new business license is the criterion), and Party A and

Party B have not violate any articles in the Agreement, Party C will pay the outstanding share transfer payment in one month after the due time, that is Party C will pay the outstanding RMB 600 thousand yuan to Party A and Party C will pay the outstanding RMB 400 thousand yuan to Party B.

6.	Equity Ratio after the Share Transfer

6.1	After the share transfer regulated in Article 1 and Article 5, Party A shall own 22% of HJSM shares; Party B shall own 18% of HJSM shares; Party C shall own 60% on HJSM shares.

6.2	The Parties agree that Party A, Party B and Party C may share the profit of HJSM severally in proportion to 22%, 18%, 60% of the shares since the new articles of association of HJSM comes into effect. The relevant risks are also shared in proportion hereto.

7.	Increasing Capital Accumulation Funds after the Share Transfer

7.1	Parties agree in 30 working days after finishing the registration alternation of 60% share transfer in industrial and commercial administration according to Article 1, Article 5 and Article 6, Party C will increase investment of RMB 10 million yuan as the capital accumulation funds of HJSM. Parties agree after finishing increasing capital accumulation funds of HJSM, Party C will increase holding 15% shares of HJSM, Party A will own 13.75% of HJSM shares, Party B will own 11.25% of HJSM shares.

7.2	Party A, Party B and Party C will cooperate to conduct the affairs of above increasing capital accumulation funds of HJSM and the corresponding registration alternation procedures, if it is necessary, Parties shall sign the separate concrete contract or legal document to have detailed arrangement.

8.	HJSM Management after the Share Transfer

8.1	Kong Yi need to sign 2 years employed contract with HJSM before the completion of share transfer under this Agreement, the pattern of the employed contract is provided by Party C.

8.2	After the share transfer, HJSM will re-establish the Board, the Board will be consisted of 3 directors, 1 appointed by Party A, 1 appointed by Party B, 2 appointed by Party C.

8.3	After the share transfer, Party C will appoint Financial Director of HJSM, taking responsibility of the financial affairs of HJSM.

9.	Trademark Registration

9.1	In respect of the trademarks “Huan Jian” and “Huan Jian Shu Meng” used by HJSM now (hereinafter referred to “Unregistered Trademark”) have not been registered as registered trademark, Party A, Party B and Party C agree, in 2 weeks after the execution of this Agreement, HJSM shall submit trademark registration application of the Unregistered Trademark and other relevant trademark to corresponding government department.

10.	Non-Competition Warranty

10.1	Kong Yi, Zhang Wei warrant, other than the written approval from Party C, Kong Yi and Zhang Wei will not take participate in any type of competitive business with HJ Net when they are the shareholders and in 18 month after being the shareholders of HJSM (the competitive business here referred to the same or similar literature website service with HJ Net), including but not limited to:

10.1.1	Other companies which Kong Yi, Zhang Wei directly or indirectly control will not use any methods to invest in or indirectly control, purchase stocks from any enterprises or other any institutions which have competitive business with HJ Net. Spouse, parents, children of Kong Yi, Zhang Wei invest, control or indirectly invest, control the enterprise, institution which have competitive business with HJ Net will be deemed as Kong Yi and Zhang Wei’s personal behavior;

10.1.2	Kong Yi and Zhang Wei will not take position in any enterprise, institution which have or may have competitive business with HJ Net, or provide consult in such enterprise, institution. Spouse, parents, children of Kong Yi, Zhang Wei take position in any enterprise, institution which have or may have competitive business with HJ Net will be deemed as Kong Yi and Zhang Wei’s personal behavior.

11.	Share of Relevant Tax and Expenses

11.1	Party A and Party B shall be liable for all the relevant tax legal responsibility of HJSM before the Finishing Day of share transfer.

11.2	Party A and Party B shall pay all the relevant tax of the share transfer business and undertake the relevant legal responsibility according to the national law and regulation. As for the tax which Party A and Party B shall pay to the tax department for the share transfer, Party C is entitled to withhold and remit.

11.3	HJSM shall pay all the relevant expenses incurred during the share transfer, but each Party shall pay the lawyer fee and the other counseling expenses severally.

11.4	Each Party shall undertake any and all the transfer and registration tax, stamp tax and expense incurred or collected during their preparation, execution and performance of this Agreement.

12.	New Articles of Association

12.1	Party A, Party B and Party C shall jointly amend and execute a new or modified articles of association of HJSM as a substitute for the current one after this Agreement takes effect. The new or modified articles of association of HJSM shall come into effect upon the execution by Party A, Party B and Party C.

13.	Confidentiality

13.1	Each Party admits and confirms any verbal or written information exchanged through the business under this Agreement is confidentiality (including but not limited to the content of the Agreement).

13.2	Both Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent of the other party except that: (a) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the information recipient without the consent of the other party); (b) such information shall be disclosed to the public in accordance with the Hong Kong laws or the regulations or practices of the Hong Kong Stock Exchanges; or (c) such information need to be disclosed to the legal counsel or the financial advisor who shall bear the confidential obligations.

14.	Covenants on Necessary Actions

14.1	The Parties hereby agree to effectively satisfy the terms of this Agreement by any covenant, including further actions, execution and submission of additional documents.

15.	Dispute Resolution

15.1	The effectiveness, construction and performance of this Agreement shall be governed by PRC laws.

15.2	All disputes arising out of the performance of this Agreement shall be resolved by the Parties through friendly consultation. Should the Parties fail to reach an agreement, such dispute shall be referred to the China International Economics and Trade Arbitration Commission for resolution by arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be performed in Beijing. The award shall be final and binding on both Parties.

16.	Agreement’s Integrality, Transfer, Partition, Modification and Termination

16.1	This Agreement constitutes the identical agreement between the Parties in connection with the subject matter, namely, the share transfer under this Agreement and supersedes all agreements or documents in relation hereto between the Parties, whether oral or written.

16.2	Any Party can not transfer its all or part rights of obligations under this Agreement without other Party’s consent, except other regulations of the Agreement.

16.3	If any provision(s) of this Agreement is held to be invalid, illegal or unenforceable subject to any law or regulations, then such provision shall not affect or derogate the validity, legality or enforceability of the remaining provisions. The Parties shall negotiate in good faith to strive to replace the invalid, illegal or unenforceable provisions by valid substitute provisions, the effect of which shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16.4	It is required to execute a written agreement by all Parties for any amendments and modifications to this Agreement shall.

16.5	The Agreement will terminate according to the following:

16.5.1	Parties agree to terminate this Agreement;

16.5.2	If one Party (hereinafter referred to “Breaching Party”) significantly violate the obligations under this Agreement, and do not change in 21 days after receiving other Party’s (hereinafter referred to “Observant Party”) notification, the Observant Party is entitled to terminate the Agreement in any time;

16.5.3	The Agreement will terminate according to the law and regulation or the judgment, determination or decision from the jurisdiction of a competent court or arbitration commission.

17.	Force Majeure

17.1	If any Party’s performance are influenced by the force majeure event (force majeure event means the influenced Party can not reasonably control, can not expect or even has expected but can not avoid or overcome, and such event happens after the execution of the Agreement, and making the influenced Party’s performance of the Agreement is objectively impossible or become unrealistic (including still can not perform after spending reasonable expense). Such event including but not limited to flood, fire, drought, storm, earthquake and other natural disaster, infectious disease, strike, disturbance, rebellion and war (no matter whether it has announced the war) and the action and omission of the government department), and can not perform all or part of the obligation under this Agreement, the performance of this obligation shall suspend in the period of this force majeure event obstructing its performance.

17.2	The Party who claim has influenced by the force majeure event shall notify the other Party in written form as soon as possible, and use messenger or registered air mail to provide the appropriate proof of such force majeure event and the lasting period in 15 days after the force majeure event happening. The Party who claim the performance of this Agreement has become objectively impossible or unrealistic shall eliminate or relieve the influence of such force majeure event by all reasonable means.

17.3	When the force majeure event occurs, Parties shall decide how to perform this Agreement through friendly consultation. After the termination or elimination of the force majeure event or its influence, Parties shall decide to resume immediately or terminate performing each other’s obligations under the Agreement through common agreement.

18.	Effectiveness

18.1	This Agreement shall become effective upon execution by the Parties in six counterparts, one held by each Party, one for alteration registration with industrial and commercial administration, and one retained by HJSM. Each counterpart shall be equally authentic.

18.2	In witness whereof, this Agreement has been duly executed on the day and year first above written.

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Party A:	Kong Yi

Signature:

Party B:	Zhang Wei

Signature:

Party C:	Party C: Beijing Lei Ting Wan Jun Network Technology Company Limited

Legal representative:

Signature:

Seal: